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                                                      December 8, 1999


State Street Bank and Trust Company
One Heritage Drive
North Quincy, Massachusetts 02121

Gentlemen:

         This is to advise you that Loomis Sayles Funds (the "Fund") has established a new series of shares to be known as Loomis Sayles Global Technology Fund. In accordance with the Additional Funds provision in Section 17 of the Custodian Contract dated April 23, 1991 and Article 8 of the Transfer Agency and Service Agreement dated April 23, 1991, between the Fund and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts.

         Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Fund and retaining one copy for your records.

                               LOOMIS SAYLES GLOBAL TECHNOLOGY FUND


                               By:
                                  ------------------------------------
                                     Sheila M. Barry
                                     Secretary, Loomis Sayles Funds



Agreed to this ___ day of _________________, 1999

STATE STREET BANK AND TRUST COMPANY

By:
   --------------------------------------
   Vice President